Free Writing Prospectus Dated March 7, 2012 Registration Statement No. 333-178081 Filed Pursuant to Rule 433

World Target Equity Alpha (ER)

--------------------------------------------------------------------------------
Morgan Stanley Target Equity Index Family
--------------------------------------------------------------------------------
The Target Equity Alpha Index is a market-neutral strategy, which represents the outperformance of a regional Target Equity Index against the respective benchmark. Each alpha index rebalances monthly and is expressed as long short excess return index.

The Target Equity Index Family is a series of indices that seek to identify undervalued stocks that could generate attractive returns. The indices screen stocks using similar valuation metrics to those often used by private equity investors and corporate buyers to identify their targets. There are World,
Europe, Asia, US, UK, Japan and a Global Shariah compliant index available. The indices rebalance quarterly and are independently calculated daily by S & P.

--------------------------------------------------------------------------------
Absolute returns
--------------------------------------------------------------------------------
                               [GRAPHIC OMITTED]
--------------------------------------------------------------------------------
Source: Morgan Stanley as at 29 Feb 2012
Past performance (actual or simulated) is not an indicator of future performance

---------------------------------------------------------------------------------------------------------
Annual returns
---------------------------------------------------------------------------------------------------------
                                                                                    Simulated*** Live***
                             04    05    06    07     08    09    10      11   12**  Apr01*- Jul07-
Annual return                                                                          Jul07 Feb12**
World Target Equity Alpha 17.4%  6.2% 17.9%  8.3%  -5.9% 34.7% -0.5%   -4.8%  4.4%    17.6%   4.1%
World Target Equity       35.1% 16.6% 41.6% 18.1% -45.3% 70.6% 11.3%  -10.3% 15.9%    28.1%   0.9%
MSCI World                15.2% 10.0% 20.7%  9.6% -40.3% 30.8% 12.3%   -5.0% 10.2%     9.1%  -1.8%
Volatility
World Target Equity Alpha  7.1%  7.3%  7.0%  7.0% 20.7%  17.9%  5.9%   8.7%   8.6%     9.3%  13.8%
World Target Equity       11.3% 11.0% 13.4% 15.9% 41.3%  34.5% 18.5%  24.5%  17.1%    14.5%  29.5%
MSCI World                 9.5%  7.9%  9.9% 12.8% 32.5%  23.0% 16.5%  21.3%   9.3%    13.3%  22.9%
Risk adjusted returns^
World Target Equity Alpha  2.47  0.84  2.58  1.17  -0.29  1.95  -0.09  -0.55  0.51      1.88  0.30
World Target Equity        3.11  1.51  3.11  1.14  -1.10  2.04  0.61   -0.42  0.93      1.95  0.03
MSCI World                 1.60  1.27  2.09  0.75  -1.24  1.34  0.75   -0.24  1.10      0.69 -0.08
---------------------------------------------------------------------------------------------------------
Source: Morgan Stanley as at 29 Feb 2012; * Index starts 4 Apr 2001; ** 29 Feb
2012; *** Annualised; ^ Annual return / volatility Past performance (actual or simulated) is not an indicator of future performance

--------------------------------------------------------------------------------
Index facts
--------------------------------------------------------------------------------
Bloomberg ticker                     MSPIWTDA    Currency                    USD
Ric                                 .MSPIWTDA    Index type        Excess return
Calculation Agent & Index Sponsor Morgan Stanley Rebalancing frequency   Monthly

       Please refer to important information at the end of this material
                                                                               1

World Target Equity Alpha (ER)

--------------------------------------------------------------------------------
Volatility - rolling 12 month
--------------------------------------------------------------------------------
                               [GRAPHIC OMITTED]
--------------------------------------------------------------------------------
Source: Morgan Stanley as at 29 Feb 2012; Past performance (actual or simulated) is not an indicator of future performance

--------------------------------------------------------------------------------
Monthly returns
--------------------------------------------------------------------------------
          World Target Equity World Target Equity
              Alpha (ER)          (USD, TR)       MSCI World (TR)
-1 Feb-12       0.8%                5.9%               4.9%
-2 Jan-12       3.6%                9.5%               5.0%
-3 Dec-11      -1.8%               -2.1%               0.0%
-4 Nov-11      -2.0%               -4.6%              -2.4%
-5 Oct-11       3.5%               15.4%              10.4%
-6 Sep-11      -2.0%              -11.1%              -8.6%
-7 Aug-11      -2.7%               -9.8%              -7.0%
-8 Jul-11      -1.3%               -3.1%              -1.8%
-9 Jun-11      -1.2%               -2.7%              -1.5%
10 May-11      -1.6%               -3.5%              -2.0%
11 Apr-11       0.6%                4.8%               4.3%
12 Mar-11       2.4%                1.5%              -0.9%

--------------------------------------------------------------------------------
Monthly return profile
--------------------------------------------------------------------------------
                               [GRAPHIC OMITTED]
--------------------------------------------------------------------------------
Source: Morgan Stanley as at 29 Feb 2012; Past performance (actual or simulated) is not an indicator of future performance

--------------------------------------------------------------------------------
Important information
--------------------------------------------------------------------------------
Any performance data for the index prior to the Index Live Date has been calculated retrospectively, based on simulated historical performance.
Retrospective index calculation based on simulated performance is purely hypothetical and may not be an accurate or meaningful comparison. Past performance (actual or simulated) is not necessarily indicative of future results.

Approved for issue by Morgan Stanley & Co. International plc (25 Cabot Square,
Canary Wharf, London E14 4QA) which is authorised and regulated by the
Financial Services Authority. This information is directed at sophisticated prospective investors in order to assist them in determining whether they have an interest in securities related to the indices described herein or to provide them with information on that index. None of the information should be regarded as containing advice relating to legal, taxation, investment or other matters.
An investment in any of products related to the indices described herein may not be suitable for all recipients of this document. In addition, the product may put your capital at risk. Therefore, if you have any doubts, you should seek advice from your independent financial adviser. The information is not an offer or a solicitation to buy or sell any product and has been prepared solely for information purposes. Any investment decision should be made only based on the terms of the base prospectus and/or the final terms of the relevant product
(if any) (the "Offering Documents"), which is the only binding document and the terms of which will supercede the terms herein. The communication is a marketing communication and is not a product of Morgan Stanley's Research
Department and should not be regarded as a research report. This document may only be distributed and published in jurisdictions in which such distribution and publication is permitted. The Target Equity Index family is the exclusive intellectual property of Morgan Stanley, which has contracted with Standard &
Poor's ("S & P") to maintain and calculate the index. S & P shall have no liability for any errors or omissions in calculating the index. Any index referred to herein is the intellectual property (including registered trademarks) of the applicable licensor. Any product based on an index is in no way sponsored, endorsed, sold or promoted by the applicable licensor and it shall not have any liability with respect thereto.

[C] 2012 Morgan Stanley. All rights reserved
                                                                               2